Exhibit 5.2

December 16, 2025

Blackstone Private Credit Fund

345 Park Avenue

New York, New York 10154

Re:        Blackstone Private Credit Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel for Blackstone Private Credit Fund, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)         The certificate of trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on February 11, 2020 (the “Certificate of Trust”);

(b)         The Declaration of Trust, dated as of February 11, 2020, as amended and restated by the Fifth Amended and Restated Declaration of Trust, dated as of February 21, 2024 (as so amended and restated, the “Trust Agreement”);

(c)         The Second Amended and Restated By-Laws of the Trust, dated as of February 21, 2024 (the “By-Laws”);

(d)         A certificate of the Secretary of the Trust, dated the date hereof, and attaching copies of resolutions adopted by the Board of Trustees and the Pricing Committee (as defined in the resolutions adopted by the Board of Trustees) (the forgoing are collectively referred to as the “Resolutions” and, together with the Trust Agreement and the By-Laws, are collectively referred to as the “Trust Documents”);

(e)         Registration Statement on Form N-2ASR (File No. 333-284601) (the “Registration Statement”), as amended, filed by the Trust under the Securities Act of 1933, as amended (the “Securities Act”) including the Trust’s prospectus dated January 30, 2025 (the “Base Prospectus”), as supplemented by the prospectus supplement dated December 11, 2025 (the “Supplement”) (together with the Base Prospectus, the “Prospectus”) with respect to the issuance of the additional 5.950% Notes due 2029 (the “Notes”) filed by the Trust pursuant to Rule 424(b) of the rules and regulations of the Securities and Exchange Commission under the Securities Act;

Blackstone Private Credit Fund
December 16, 2025

(f)          The Base Indenture, dated as of September 15, 2021, by and between the Trust and U.S. Bank Trust Company, National Association, as trustee;

(g)         The Thirteenth Supplemental Indenture, dated as of May 29, 2024, relating to the 5.950% Notes due 2029, by and between the Trust and U.S. Bank National Association, as trustee (together with document listed in (f) above, the “Indenture”);

(h)         The global note representing the 5.950% Notes Due 2029;

(i)          The Underwriting Agreement, dated as of December 11, 2025 by and between the Trust, Blackstone Private Credit Strategies LLC and the Representative (as defined and named therein) of the several underwriters named on Schedule A thereto (items (f) through (i) being referred to collectively as the “Note Documents”); and

(j)          A Certificate of Good Standing for the Trust, dated December 15, 2025, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Documents.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Trust.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Documents and the Note Documents constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the formation, operation and termination of the Trust, and that the Trust Documents, the Note Documents and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) except to the extent provided in paragraph 2 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Note is to be issued by the Trust (collectively, the “Noteholders”) for such Note, in accordance with the Trust Documents, the Note Documents, all resolutions of the Board of Trustees and as contemplated by the Registration Statement, (vii) that the Notes will be issued and distributed to the Noteholders in accordance with the Trust Documents and the Note Documents and as contemplated by the Registration Statement and (viii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time. We have not participated in the preparation of the Registration Statement (other than this opinion) and assume no responsibility for its contents except for this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Blackstone Private Credit Fund
December 16, 2025

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.           The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq. (the “Act”) and has the power and authority under the Trust Documents and the Act to execute, deliver and perform its obligations under the Note Documents and to issue the Notes.

2.           The execution and delivery by the Trust of the Note Documents and the issuance of the Notes, and the performance by the Trust of its obligations thereunder, have been duly authorized by all necessary statutory trust action on the part of the Trust under the Act and the Trust Documents.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Richards, Layton & Finger, P.A.
JWP/CZD